Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280239

WELLINGTON GLOBAL MULTI-STRATEGY FUND

(the “Fund”)

Supplement dated November 1, 2025 to the Prospectus and Statement of Additional
Information dated December 16, 2024, as supplemented to date

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Effective immediately, the section of the Fund’s Prospectus titled “Summary of Fees and Expenses” is deleted and replaced with the following:

SUMMARY OF FEES AND EXPENSES

The following table illustrates the aggregate fees and expenses that the Fund expects to incur, and that Shareholders can expect to bear directly or indirectly.

	Class A	Class I	Class M
SHAREHOLDER TRANSACTION FEES
Maximum sales load imposed on purchases(1)	5.00%	None	None
Maximum contingent deferred sales charge	None	None	None

ANNUAL FUND EXPENSES(2) (as a percentage of average net assets attributable to Shares)
Management Fee(3)	1.00%	1.00%	1.00%
Performance Fee(4)	--	--	--
Reimbursable Pass-Through Expense(5)	--	--	--
Interest payments on borrowed funds and securities sold short	0.60%	0.60%	0.60%
Other expenses(6)	2.85%	2.60%	3.35%
Distribution Fee(7)	0.00%	0.00%	0.75%
Shareholder Servicing Fee(8)	0.25%	0.00%	0.00%
All non-distribution and/or shareholder servicing other expenses	2.60%	2.60%	2.60%
Total annual fund expenses	4.45%	4.20%	4.95%
Expense reimbursement(9)	(2.00%)	(2.00%)	(2.00%)
Total annual fund expenses after expense reimbursement(9)	2.45%	2.20%	2.95%

(1)	Investors purchasing Class A Shares may be charged a sales load of up to 5.00% of the investor’s net purchase. The table assumes the maximum sales load is charged. All or a portion of the sales load may be waived for certain investors. While Class I and Class M Shares do not impose a front-end sales charge, if you purchase Class I or Class M Shares through certain financial firms, such firms may directly charge you transaction or other fees in such amount as they may determine. Please consult your financial firm for additional information. See “Plan of Distribution.”

(2)	Assuming estimated net assets for the Fund of $100 million with no leverage for this purpose.

(3)	The Fund pays to the Adviser an Investment Management Fee payable monthly in arrears and accrued daily based upon the Fund’s average daily net assets at an annual rate of 1.00% prior to any accrual of the Performance Fee and charge in respect of any Reimbursable Pass-Through Expense.

(4)	The Fund pays to the Adviser a Performance Fee after the end of each fiscal year of the Fund out of the Fund’s assets. The Performance Fee is determined as of the end of the fiscal year in an amount equal to 20% of the amount by which the Fund’s net profits (including unrealized net gains and losses on investments and any net profits attributable to investments in initial public offerings) for all measurement periods during such fiscal year exceed the balance of the loss carryforward account. The Fund also pays the Adviser the Performance Fee in the event a measurement period is triggered in connection with a share repurchase offer by the Fund. See “Investment Management Fee, Performance Fee and Reimbursable Pass-Through Expense – Performance Fee” for additional information.

(5)

As the Fund does not invest in Acquired Funds to execute its investment strategy, there are no Acquired Fund Fees and Expenses. The Reimbursable Pass-Through Expense reflects the sum of the cost payable to Trading Team personnel responsible for managing the Allocable Accounts (collectively, “Pass-Through Persons”) (such costs, the “Reimbursable Pass-Through Expense”). The Reimbursable Pass-Through Expense shall be invoiced by the Adviser to the Fund and payable by the Fund to the Adviser as an expense reimbursement. The Reimbursable Pass-Through Expense shall be calculated by aggregating the proportionate share of expenses of the Adviser attributable to the total amounts paid to Pass-Through Persons with respect to each Allocable Account (each such amount, a “Strategy-Specific Pass-Through Expense”).

The Investment Management Agreement provides that the Reimbursable Pass-Through Expense determined as of the end of any fiscal year shall not exceed 3.50% of Fund average net assets (the “Pass-Through Expense Cap”).

The Strategy-Specific Pass-Through Expense allocated by the Adviser to the associated Trading Team shall be based on a rate reviewed by the Board from time to time and range from 10% to 20% (“Performance Compensation Rate”) of the amount by which the net profits of the Allocable Account (including unrealized net gains and losses on investments and any net profits attributable to investments in initial public offerings) for the twelve-month period ending on the Fund’s fiscal year-end exceed the balance of the Allocable Account’s loss carryforwards.

(6)	Other expenses have been restated to reflect current fees. Other expenses include the administration fee under the Fund’s Supervision and Administration Agreement plus Trustee fees and expenses and organizational and offering costs.

(7)	Class M Shares will pay to the Distributor a distribution fee that will accrue at an annual rate equal to 0.75% of the average daily net assets attributable to Class M Shares (the “Distribution Fee”). See “Plan of Distribution”.

(8)	Class A Shares may charge a shareholder servicing fee of up to 0.25% per year (the “Shareholder Servicing Fee”). The Fund may use these fees, in respect of the relevant class, to compensate Financial Intermediaries or financial institutions for distribution-related expenses, if applicable, and providing ongoing services in respect of investors with whom they have distributed Shares of the Fund. Such services may also include electronic processing of investor orders, electronic fund transfers between investors and the Fund, account reconciliations with the Fund’s transfer agent, facilitation of electronic delivery to investors of Fund documentation, monitoring investor accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or the Adviser may reasonably request.

(9)

The Adviser and the Fund have entered into the Expense Limitation Agreement under which the Adviser has agreed contractually, on a monthly basis, to reimburse the Fund’s “Specified Expenses” in respect of each class of the Fund (each, a “Class”) where “Specified Expenses” means all other expenses incurred in the business of the Fund and allocated to a Class, including the Fund’s annual operating expenses, with the exception of: (i) the Investment Management Fee and Performance Fee; (ii) the Reimbursable Pass-Through Expense; (iii) the Shareholder Servicing Fee (as defined herein); (iv) the Distribution Fee (as defined herein); (v) certain costs associated with the acquisition, ongoing investment and disposition of the Fund’s investments and unconsummated investments, including legal costs, professional fees, travel costs and brokerage costs; (vi) acquired fund fees and expenses; (vii) dividend and interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund); (viii) taxes and costs to reclaim foreign taxes; and (ix) extraordinary expenses (as determined in the sole discretion of the Adviser), to the extent that such expenses exceed 0.60% of the average daily net assets of such Class (the “Expense Cap”).

If, while the Adviser is the investment adviser to the Fund, the Fund’s estimated annualized Specified Expenses in respect of a Class for a given month are less than the Expense Limitation, the Adviser shall be entitled to reimbursement by the Fund of the other expenses borne by the Adviser on behalf of the Fund (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, but only to the extent that the Fund’s estimated annualized Specified Expenses in respect of a Class are less than, for such month, the lesser of the Expense Limitation or any other relevant expense limit then in effect with respect to the Class, and provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed. The Adviser may recapture a Specified Expense in any year within the thirty-six (36) month period after the Adviser bears the expense. See “Fund Expenses—Expense Limitation Agreement” for additional information. The Expense Limitation Agreement will remain in effect for a one-year period from the date the Fund commences operations or until December 31, 2025, whichever is longer, unless and until the Board approves its modification or termination. Thereafter, the Expense Limitation Agreement may be annually renewed with the written agreement of the Adviser and the Fund. The Fund’s obligation to make reimbursement payments shall survive the termination of the Expense Limitation Agreement. See “Fund Expenses.”

Example:

The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in Shares. In calculating the following expense amounts, the Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above (except that the example incorporates the expense reimbursement arrangement for only the first year).

An investor would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return:

Class A
	1 Year	3 Years	5 Years	10 Years
	$82	$185	$298	$635

Class I
	1 Year	3 Years	5 Years	10 Years
	$29	$127	$235	$553

Class M
	1 Year	3 Years	5 Years	10 Years
	$37	$151	$276	$648

The example and the expenses in the table above, including the Performance Fee and Reimbursable Pass-Through Expense, should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes a 5.0% annual return, as required by the SEC, the Fund’s performance will vary and may result in a return greater or less than 5.0%. In addition to the fees and expenses described above, you may also be required to pay transaction or other fees on the purchase of Class I or Class M Shares, which are not reflected in the example. For a more complete description of the various fees and expenses borne directly and indirectly by the Fund, see “Fund Expenses” and “Investment Management Fee, Performance Fee and Reimbursable Pass-Through Expense – Investment Management Fee.”

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Effective immediately, the corresponding paragraph in each of (i) the cover page of the Fund’s Prospectus, (ii) the section titled “Summary of Terms—Investment Opportunities and Underlying Strategies,” (iii) the section titled “The Fund” and (iv) the section titled “Investment Objective, Opportunities and Strategies—Investment Opportunities and Strategies” in the Fund’s Prospectus is replaced with the following:

Macro and Fixed Income. Through its macro and fixed income strategies, the Fund will invest in securities, derivatives and other instruments to establish long and short investment exposures around the world. The Fund’s long and short investments will be expressed utilizing fixed income, currencies, equities and commodity securities and derivatives. Fixed income specific investments will be both directional and non-directional in nature with an emphasis on sovereign exposures, including cash-settled bonds and other interest rate sensitive securities issued or guaranteed by sovereign (including U.S. Treasuries) and non-sovereign entities. The Fund may seek exposure to crypto assets indirectly through investments in ETFs, exchange-traded products (“ETPs”) and other instruments including futures contracts and other derivative instruments. The Fund may also invest in interest rate sensitive derivative instruments including futures, forwards, swaps and options. The Fund may invest without limitation in instruments of any credit rating, including those rated below investment grade (rated below BBB by either S&P Global Ratings or Fitch Ratings, or below Baa by Moody’s Investors Service, Inc.) or in unrated instruments considered to be of comparable quality by the investment adviser (often referred to as “junk” instruments). The Fund may also invest in securities of any maturity or duration. The Fund may have significant investment in a geographic region or country, typically including less-developed countries. Less-developed countries are commonly referred to as emerging market countries, which include so-called frontier market countries.

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Effective immediately, the corresponding paragraph in each of (i) the cover page of the Fund’s Prospectus, (ii) the section titled “Summary of Terms—Investment Opportunities and Underlying Strategies,” (iii) the section titled “The Fund” and (iv) the section titled “Investment Objective, Opportunities and Strategies—Investment Opportunities and Strategies” in the Fund’s Prospectus is replaced with the following:

In pursuing the Underlying Strategies, the Fund expects to obtain exposure to securities of issuers in a diverse range of countries (including emerging and frontier market countries), sectors and industries and across all market capitalizations. The Fund may utilize various investment strategies to hedge positions, enhance return, or both. These strategies include: the use of leverage, long and short positions, commodities and futures; investing in exchange-traded and over-the-counter derivatives (primarily futures, swaps, options, structured notes, warrants, forwards and equity-linked notes), bonds, interest rate derivatives, credit derivatives, other fixed income, currencies, equities and indices, ETFs, real estate investment trusts, convertible and non-convertible preferred securities, mortgage-backed and asset-backed securities, cash equivalent investments; investing indirectly in crypto assets through ETFs, ETPs and other instruments including futures contracts and other derivative instruments; and writing options.

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Effective immediately, the following disclosure is added to the section of the Fund’s Prospectus titled “Types of Investments and Related Risks—Risks Associated with the Fund’s Investments and Investment Activities”:

Crypto Asset Risk. The Fund may seek exposure to crypto assets indirectly through investments in ETFs, ETPs and instruments including futures contracts and other derivative instruments. Crypto assets are highly volatile and may be subject to significant risks, including fraud, theft, regulatory uncertainty, and cybersecurity breaches. Crypto assets constitute an emerging asset class with a limited history, and exposure to crypto assets is subject to substantial risks, including significant price volatility and fraud and manipulation, which are generally more pronounced in the crypto asset market compared to traditional asset classes. The value of a crypto asset may be determined by a range of factors including supply and demand for such asset on centralized and decentralized trading platforms. Such platforms are often unregulated and may experience operational issues, market manipulation, or data inaccuracies. Additionally, regulation of crypto assets is still evolving, and changes in laws or regulatory oversight could adversely affect the value of cryptocurrency investments. The Fund’s exposure to crypto assets through ETPs also may result in additional risks, as these vehicles may not be registered under the 1940 Act, limiting shareholder protections. See “Types of Investments and Related Risks – Futures Contracts” and “Types of Investments and Related Risks – Derivative Instruments Generally” in this prospectus for additional detail on certain risks associated with the Fund’s indirect exposure to cryptocurrencies through those instruments.

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Effective immediately, the second paragraph and the table that follows the second paragraph of the section of the Fund’s Prospectus titled “Summary of Terms – Administration Expenses” are deleted and replaced with the following:

The Fund pays a supervisory and administrative fee to the Administrator, computed as a percentage of the Fund’s net assets attributable to each share class. Specifically, the Fund shall pay to the Administrator at the end of each month (starting with the month investment operations commence) a fee in an amount equal to 1/12th of the applicable annual fee set forth below of the Fund’s net assets:

Share Class	Annual Rate
I	0.15%
M	0.15%
A	0.15%

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Effective immediately, the fourth paragraph of the section of the Fund’s Prospectus titled “Summary of Terms – Administration Expenses” is deleted and replaced with the following:

The Administrator, in turn, provides or procures supervisory and administrative services for the Fund and also bears certain costs including fees of the sub-administrator. The Fund bears other expenses that are not covered under the supervisory and administrative fee that may vary and affect the total level of expenses paid by the Fund, such as taxes and governmental fees, brokerage fees, commissions and other transaction expenses, organizational and offering expenses of the Fund, costs of various third-party services required by the Fund (e.g., audit, custodial, portfolio accounting, external legal, transfer agency, certain services provided by financial intermediaries and printing costs) and any other expenses that are capitalized in accordance with generally accepted accounting principles, costs of borrowing money including interest expenses, extraordinary expenses (such as litigation and indemnification expenses) and fees and expenses of the Fund’s Independent Trustees and their counsel. See “Fund Expenses.” The supervisory and administrative fee paid by the Fund may reflect a premium over the Fund’s actual administrative expenses paid or incurred by the Administrator for a given period, and such premium would be used to cover the Administrator’s internal costs and expenses attributable to the Fund. Also, under the terms of the Supervision and Administration Agreement, the Administrator, and not Fund shareholders, would benefit from any price decreases in third-party services that are paid by the Administrator, including decreases resulting from an increase in net assets.

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Effective immediately, the second paragraph and the table that follows the second paragraph of the section of the Fund’s Prospectus titled “Management of the Fund – Administrative Services” are deleted and replaced with the following:

The Fund pays a supervisory and administrative fee to the Administrator, computed as a percentage of the Fund’s net assets attributable to each share class. Specifically, the Fund shall pay to the Administrator at the end of each month (starting with the month investment operations commence) a fee in an amount equal to 1/12th of the applicable annual fee set forth below of the Fund’s net assets:

Share Class	Annual Rate
I	0.15%
M	0.15%
A	0.15%

***

Effective immediately, the fourth paragraph of the section of the Fund’s Prospectus titled “Management of the Fund – Administrative Services” is deleted and replaced with the following:

The Administrator, in turn, provides or procures supervisory and administrative services for the Fund and also bears certain costs including fees of the sub-administrator. The Fund bears other expenses that are not covered under the supervisory and administrative fee that may vary and affect the total level of expenses paid by the Fund, such as taxes and governmental fees, brokerage fees, commissions and other transaction expenses, organizational and offering expenses of the Fund, costs of various third-party services required by the Fund (e.g., audit, custodial, portfolio accounting, external legal, transfer agency, certain services provided by financial intermediaries and printing costs) and any other expenses that are capitalized in accordance with generally accepted accounting principles, costs of borrowing money including interest expenses, extraordinary expenses (such as litigation and indemnification expenses) and fees and expenses of the Fund’s Independent Trustees and their counsel. See “Fund Expenses.” The supervisory and administrative fee paid by the Fund may reflect a premium over the Fund’s actual administrative expenses paid or incurred by the Administrator for a given period, and such premium would be used to cover the Administrator’s internal costs and expenses attributable to the Fund. Also, under the terms of the Supervision and Administration Agreement, the Administrator, and not Fund shareholders, would benefit from any price decreases in third-party services that are paid by the Administrator, including decreases resulting from an increase in net assets.

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Effective immediately, the first paragraph of the section of the Fund’s Prospectus titled “Fund Expenses” is deleted and replaced with the following:

The Adviser bears all of its own costs incurred in providing investment advisory services to the Fund. The Fund bears all other expenses incurred in the business and operation of the Fund. As described above, the Fund pays for certain supervisory and administrative services it receives under the Supervision and Administration Agreement, and the Administrator provides or procures supervisory and administrative services for the Fund and also bears the costs of certain third-party services required by the Fund. However, the Fund bears other expenses that are not covered under the supervisory and administrative fee.

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Effective immediately, the sections of the Fund’s Prospectus titled “Fund Expenses – Administrator Expenses Pursuant to Supervision and Administration Agreement” and “Fund Expenses – Fund Expenses Pursuant to Supervision and Administration Agreement” are deleted and replaced with the following:

Administrator Expenses Pursuant to Supervision and Administration Agreement

●	expenses of the Fund’s sub-administrator.

Fund Expenses Pursuant to Supervision and Administration Agreement

●	salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

●	taxes and governmental fees, if any, levied against the Fund;

●	brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loans and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments));

●	expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

●	costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds;

●	costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

●	fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests (if any);

●	dividend and interest expenses on short positions taken by the Fund;

●	fees and expenses, including reasonable travel expenses and technology support, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of the Administrator or its subsidiaries or affiliates;

●	extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

●	fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations;

●	organizational and offering expenses of the Fund, including registration (including share registration fees), legal, regulatory, marketing (to the extent payable pursuant to a plan adopted under Rule 12b-1 of the 1940 Act (a “Rule 12b-1 Plan”) or a similar plan adopted by the Trustees with respect to that share class), printing, accounting and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its shares under the Securities Act (i.e., through the effectiveness of the Fund’s initial registration statement on Form N-2) and fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the issuance of multiple share classes and in connection with co-investment transactions, if any;

●	except as otherwise specified in the Supervision and Administration Agreement as an expense of the Administrator, any expenses allocated or allocable to a specific class of Shares;

●	expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting and other administrative services in respect of Shares of the Fund (or Shares of a particular share class) held through omnibus and networked, record Shareholder accounts;

●	distribution and/or service fees paid pursuant to a Rule 12b-1 Plan or similar plan adopted by the Trustees of the Fund for a particular share class;

●	expenses of the Fund which are capitalized in accordance with generally accepted accounting principles;

●	expenses of all audits by the Fund’s independent public accountants;

●	expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

●	expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

●	expenses of obtaining quotations for calculating the value of the Fund’s net assets;

●	expenses of maintaining the Fund’s tax records;

●	expenses and fees, including external legal fees, incident to: the preparation, printing and distribution of the Fund’s prospectuses, notices, press releases and reports to existing shareholders; the preparation and filing of registration statements and updates thereto and reports to regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; issuing, redeeming and repurchasing shares (provided that the Fund may impose a repurchase fee on periodic repurchases, pursuant to Rule 23c-3 under the 1940 Act); registering and qualifying for sale, shares with federal and state securities authorities following the initial registration of the Fund’s shares under the Securities Act (i.e., not in connection with the organization of the Fund) and following any registration of a new class of shares of the Fund subsequent to its initial registration; and the expense of qualifying and listing existing shares with any securities exchange or other trading system, if any;

●	the Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust, registered as a closed-end management investment company and, as applicable, that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act, or that is listed for trading with a securities exchange or other trading system;

●	the Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, Directors & Officers/Errors & Omissions (D&O/E&O) liability insurance, or other insurance premiums; and

●	organizational and offering expenses, including registration (including share registration fees), legal, regulatory, marketing (to the extent payable pursuant to a Rule 12b-1 Plan or a similar plan adopted by the Trustees for a particular share class), printing, accounting and other expenses, in connection with any registration of a new class of shares of the Fund subsequent to its initial registration.

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Effective immediately, the following disclosure is added as the third paragraph of the section of the Fund’s Prospectus titled “Plan of Distribution”:

Additional Payments for Certain Financial Intermediary Services

In addition to the payments described above and elsewhere in this prospectus, further amounts are in certain circumstances paid by the Fund to Financial Intermediaries for providing services that may be referred to under a variety of descriptions, including sub-accounting, sub-transfer agency or administrative services. Such services may include, but are not limited to, the following services: providing recordkeeping and other administrative services; maintaining records of and facilitating Shareholder purchases or repurchases of the Fund’s Shares; and processing and mailing transaction confirmations, periodic statements, prospectuses, Shareholder reports, Shareholder notices and other SEC-required communications to Shareholders. The actual services provided, and the payments made for such services, vary from firm to firm and, in some instances, can vary with respect to a single firm according to investment channel.

In some cases, the levels of such payments may vary by share class of the Fund and may relate to advisory fees, total annual operating expenses or other payments made by the applicable share class to the Adviser or the Administrator. These payments, taken together in the aggregate, may be material to Financial Intermediaries relative to other compensation paid by the Fund and/or the Adviser or the Administrator and may be in addition to any (a) distribution and/or shareholder servicing (12b-1) fees and (b) Additional Compensation.

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Effective immediately, the following disclosure is added to the section of the Fund’s Statement of Additional Information titled “Investment Objective, Policies and Risks”:

Crypto Assets

The Fund may gain exposure to crypto assets indirectly through ETFs, ETPs and instruments including futures contracts and other derivative instruments. Crypto assets constitute an emerging asset class with a limited history, and exposure to crypto assets is subject to substantial risks, including significant price volatility and fraud and manipulation, which are generally more pronounced in the crypto asset market compared to traditional asset classes. Investments in crypto assets involve distinctive risks that are complex, unpredictable, and material, and which may adversely impact the performance of the Fund and subject shareholders to significant risk of loss. Crypto assets may be subject to extreme price volatility, driven by a range of factors including speculative trading, limited liquidity, market sentiment, and evolving technological developments. Additionally, crypto assets may be subject to operational risks, including fraud, theft, cybersecurity breaches, and infrastructure failures, which can result in complete loss of value or inability to liquidate positions.

Crypto assets operate on networks that utilize blockchain technology, which relies on peer-to-peer protocols to verify and record transactions. These networks are inherently susceptible to operational disruptions, including outages, software bugs, scalability challenges, and hacking attempts. The unregulated nature of such networks may increase exposure to risks such as market manipulation, unreliable transaction data, and inaccuracies in pricing or valuation. Furthermore, the pseudonymous nature of crypto asset transactions may facilitate illicit activities, such as money laundering or fraud, which could result in heightened regulatory scrutiny or intervention, as well as claims and litigation from private actors.

The regulatory framework governing crypto assets is nascent and rapidly evolving. Jurisdictions around the world are implementing or amending laws that impact the classification, issuance, transfer, trading, taxation, and custody of crypto assets. Changes to these laws or the introduction of new regulations could adversely affect crypto asset markets, disrupt trading platforms, impose compliance burdens, or limit the Fund’s ability to gain exposure to crypto assets indirectly through ETFs, ETPs and instruments including futures contracts and other derivative instruments. For example, regulatory actions banning or restricting crypto asset activities could render certain assets illiquid or unusable, causing significant losses for investors. Furthermore, the lack of standardized oversight across jurisdictions may exacerbate risks related to fraud, market manipulation, or systemic instability.

The Fund’s indirect exposure to crypto assets through ETFs, ETPs and instruments including futures contracts and other derivative instruments introduces additional layers of risk. ETFs and ETPs are not guaranteed to track the performance of their underlying crypto assets accurately due to tracking errors, fees, operational inefficiencies, or other reasons. Moreover, ETPs may not be subject to registration or regulation under the 1940 Act, which limits certain shareholder protections, including governance standards, transparency requirements, and regulatory oversight mechanisms that are intended to protect investors. The structure and operation of crypto ETFs, ETPs and instruments including futures contracts and other derivative instruments may involve risks including counterparty risk, concentration risk, and liquidity risk, further amplifying potential losses. In addition, the volatility of the underlying crypto assets may magnify the risks associated with derivative instruments or leverage employed by ETFs and ETPs, potentially resulting in amplified losses or underperformance relative to expectations. See “Investment Objective, Policies and Risks – Derivatives” of this Statement of Additional Information for additional detail on certain risks associated with the Fund’s indirect exposure to crypto assets through futures contracts and other derivative instruments.

Many crypto assets do not have, or are unable to benefit from, viable trading markets. Accordingly, crypto assets are also subject to risks associated with illiquidity and valuation difficulties. The value of a crypto asset may decline unpredictably and precipitously, including to zero, for a variety of reasons, including, but not limited to: investor perceptions and expectations; regulatory changes or uncertainty; general economic conditions; slower adoption and use in the retail and commercial marketplace; public opinion regarding the environmental impact of the creation or validation (“minting”, “mining” or “staking”) of crypto assets; confidence in, and the maintenance and development of, its network and open-source software protocols, such as blockchain, for ensuring the integrity of crypto asset transactional data; the further development of crypto assets; custody and safekeeping of crypto assets; a change in user preference to other crypto assets; and general risks tied to the use of information technologies, including cybersecurity risks. The development and value of crypto assets is also influenced by global adoption trends, regulatory treatment (e.g., classification as currencies, commodities or securities), tax implications, anti-money laundering requirements and restrictions on trading platforms.

Crypto assets trade on platforms that are largely unregulated and are more exposed to fraud, market manipulation, failure and other risks than established, regulated exchanges for securities and other traditional assets, derivatives and currencies, and crypto assets may not be widely accepted as a medium of exchange. In addition, these platforms have in the past, and may in the future, fail or otherwise cease operating temporarily or even permanently, resulting in asset losses or other market disruptions. In addition, crypto asset platforms and custodians (and similar market participants or service providers) are also vulnerable to cyberattacks and breaches, which could lead to theft or loss of assets. A cyber security breach or a business failure of a crypto asset platform or custodian (and similar market participants or service providers) may negatively impact the price of affected crypto assets. As an evolving asset class, crypto assets are subject to additional risks, and it is difficult to anticipate future developments or potential challenges they may present.

Additional factors affecting the further development of crypto assets (and, in turn, affecting the value and liquidity of crypto assets) include, but are not limited to: the maintenance and development of open-source software protocols; the availability and popularity of other forms or methods of buying and selling goods and services; and the use of the networks supporting crypto assets, such as those for developing smart contracts and distributed applications; and cybersecurity risks. A breach or failure of one crypto asset or network may lead to a loss in confidence in, and thus decreased usage and/or value of, other crypto assets or networks. In addition, legal or regulatory changes may negatively impact the operation of a crypto asset network or restrict the use of crypto assets.

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Effective immediately, all references in the Prospectus and the Statement of Additional Information to the telephone number at which the Fund may be contacted are replaced with the following: 1-888-287-3403.

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Please retain this supplement for future reference.

November 1, 2025